Dian-Rauscher,  Inc.
Minneapolis  Office
Robin  King
Chris  Stepuszek


U.B.A.  Paine  Webber,  Inc.
New  York  Office
John  Girm


Vfinace  Securities,  Inc.
Florida  Office
Alvin  Mirman